July 5, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Press Ventures, Inc.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated July 2, 2012 of Press Ventures, Inc., and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP